Exhibit 99.1

BLOCKBUSTER INC. ANNOUNCES PROPOSED OFFERING OF DEBT SECURITIES

DALLAS, Aug. 3, 2004 — Blockbuster Inc. (NYSE: BBI) today announced that it intends to commence a Rule 144A offering of up to $300 million principal amount of senior subordinated notes due 2012.

The senior subordinated notes would be general unsecured obligations of Blockbuster and would be subordinated to all of its existing and future senior debt.

Blockbuster expects to use the net proceeds of the offering to pay part of an anticipated special cash distribution to holders of its common stock, which is expected to be paid prior to the proposed divestiture by Viacom of its approximate 80% interest in Blockbuster. Upon issuance of the notes, the size of Blockbuster’s previously announced commitment for a new $1.45 billion credit facility will be reduced to $1.15 billion.

This release shall not constitute an offer to sell or the solicitation of any offer to buy the securities described herein. The securities to be offered have not been registered under the Securities Act of 1933 or the securities laws of any other place and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. The securities will be offered only to qualified institutional buyers under Rule 144A and to persons outside the United States under Regulation S.

Blockbuster is a publicly traded subsidiary of Viacom Inc. (NYSE: VIA, VIA.B) and a leading global provider of in-home movie and game entertainment, with nearly 9,000 stores throughout the Americas, Europe, Asia and Australia. The Company may be accessed worldwide at blockbuster.com. Viacom is a leading global media company, with preeminent positions in broadcast and cable television, radio, outdoor advertising and online.

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This news release contains forward-looking statements relating to Blockbuster’s anticipated offering of senior subordinated notes and a special cash distribution and Viacom’s proposed divestiture of its interest in Blockbuster. These forward-looking statements are based on Blockbuster’s current intent, expectations, estimates and projections and are not guarantees of future performance, as well as Viacom’s stated intent with respect to its proposed divestiture. These statements involve risks, uncertainties, assumptions and other factors that are difficult to predict and that could cause actual results to vary materially from those expressed in or indicated by them. Blockbuster cannot make any assurance that senior subordinated notes will be offered, that the special cash distribution will be declared or that

Viacom will complete its proposed divestiture of its interest in Blockbuster. The matters discussed in Blockbuster’s filings with the Securities and Exchange Commission, including the “Risk Factors” sections of the Preliminary Prospectus-Offer to Exchange that is included in Blockbuster’s Registration Statement on Form S-4 filed on June 18, 2004, as amended on July 28, 2004, the matters discussed in the “Disclosure Regarding Forward-Looking Information” sections of Blockbuster’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003 and Blockbuster’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2004, among others, could affect future results, causing these results to differ materially from those expressed in Blockbuster’s forward-looking statements.

Contact:	Press
Karen Raskopf
Senior Vice President, Corporate Communications
(214) 854-3190
or
Randy Hargrove
Director, Corporate Communications
(214) 854-3190

Analysts/Investors
Mary Bell
Senior Vice President, Investor Relations
(214) 854-3863